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                                                          EXHIBIT A

                            FORM OF PROMISSORY NOTE
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      FOR VALUE RECEIVED, YANKEE ATOMIC ELECTRIC COMPANY, a Massachusetts
corporation (the "Borrower") hereby promises to pay to the order of (the "Bank") the principal amount of up to ten million dollars ($10,000,000) under the terms and conditions of a certain Loan Agreement dated as of the date hereof by and between the Borrower and the Bank (the "Loan Agreement"). Capitalized terms not otherwise defined herein are used herein with the same meaning as specified in the Loan Agreement. All of the terms, conditions and covenants of the Loan Agreement are expressly made a part of this promissory note (the "Note") by reference in the same manner and with the same effect as if set forth herein at length and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Agreement and any other agreements by and between the Borrower and the Bank.

      The Borrower may borrow and reborrow under this Note in accordance with the terms of the Loan Agreement. The principal balance of each Loan shall be repaid at the expiration of the Interest Period applicable thereto and the aggregate balance of all Loans then outstanding hereunder shall be due and payable in full on the Termination Date. The Borrower acknowledges and agrees that no Interest Period shall have a duration of more than nine months.

      Subject to the provisions concerning payment of interest at a higher rate during the occurrence and continuance of an Event of Default, this Note shall bear interest on the outstanding balance from time to time at the rates as provided in the Loan Agreement until such principal and interest on the outstanding balance shall be due and payable in arrears on Interest Payment Dates as provided in the Loan Agreement.

      Should any installment payment be in default for more than ________ (___) days, there may be imposed, to the extent permitted by law, a delinquency charge not to exceed ______ percent (__%) of such installment in default.

      In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees.


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      IN WITNESS WHEREOF, the Borrower has executed this Note under seal as of the day and year first above written.

                              YANKEE ATOMIC ELECTRIC COMPANY

ATTEST:

By:  ____________________     By:  ______________________________

     ____________________     Title:  ___________________________
          Secretary
      [Corporate Seal]